1492 Capital Management, LLC
309 North Water Street, Suite 505
Milwaukee, WI   53202

Letter Agreement

November 14, 2011

To:           Unified Series Trust
2960 North Meridian Street, Suite 300
Indianapolis, Indiana  46208

Dear Ladies and Gentlemen:

We have been engaged as the investment adviser to the 1492 Small Cap Growth Fund (the “Fund”) pursuant to the Management Agreement approved by the Board of Trustees as of the date set forth above.

Effective as of the date that the Fund commences investment operations, we hereby agree to waive our advisory fee and/or reimburse expenses of the Fund, but only to the extent necessary to maintain the Fund’s total annual operating expenses, excluding brokerage fees and commissions; borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short); any 12b-1 fees; taxes; any indirect expenses, such as fees and expenses of acquired funds; and extraordinary litigation expenses) at 1.10% of the Fund’s average daily net assets. This Agreement shall continue in place until the earlier to occur of March 31, 2013, or such date as the Fund is liquidated in accordance with the provisions of the Declaration of Trust or Bylaws. We understand that we may not terminate this Agreement prior to such date, except that we may voluntarily agree to lower the expense cap.

Any waiver or reimbursement by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the particular waiver or reimbursement occurred; provided that the Fund is able to make the repayment without exceeding the 1.10% expense limitation.

Very truly yours,
                                                                                                         1492 Capital Management, LLC

By:  /s/ Joseph A. Frohna
Joseph A. Frohna
Principal

                                                                                                         Acceptance
The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By:  /s/ John C. Swhear
   John Swhear, Senior Vice President